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                                                                      EXHIBIT 16

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]






March 18, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Retirement Savings and Stock Ownership Plan's Form 8-K report dated March 15, 2005. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP